Exhibit 99

              OMI Corporation Announces Status of Stock Repurchase

     STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 11, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that as of the close of business October 10, 2004 it had acquired 3,380,000 shares of its common stock since its announcement of the most recent grant of authority by its board of directors on September 12, 2005, at prices ranging from $17.07 to $18.20 and averaging $17.78 per share. The Company retains authority to acquire up to $31,173,000 value of additional shares. As of today, there are 76,877,391 shares of OMI common stock outstanding.
     Due to the scheduled release of its third quarter 2005 results at the close of business Monday, October 17, 2005, the Company will not be acquiring additional shares prior to the release of third quarter results.
     OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 47 vessels, consisting of 17 Suezmaxes and 30 product carriers, aggregating approximately 4.0 million deadweight tons ("dwt"). OMI has on order five product carriers scheduled to be delivered in the first half of 2006, of which one is 37,000 dwt and the others are 47,000 dwt. Two Suezmaxes are under contract to be sold.


     CONTACT: OMI Corporation
              Fredric S. London, 203-602-6789